Exhibit 99.1

Company:  New York Mortgage Trust, Inc.

Ticker:  NYMT

Event: Q4 2011 Earnings Call

Date:  March 9, 2012

PARTICIPANTS

Corporate Participants

Steven R. Mumma – President, CEO, Director & Head-Investor Relations

James J. Fowler – Non-Executive Chairman of the Board

Other Participants

Boris E. Pialloux – Analyst, National Securities Corp.

Matt Howlett – Analyst, Macquarie Capital (USA), Inc.

Christopher York – Analyst, ROTH Capital Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator:  Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the New York Mortgage Trust Fourth Quarter 2011 Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. [Operator Instructions] This conference is being recorded on Friday, March 9, 2012.

A press release with New York Mortgage fourth quarter 2011 results was released this morning. The press release is available on the company’s website at www.nymtrust.com. Additionally, we are hosting a live webcast of today’s call, which you can access in the Events & Presentations section of the company’s website.

At this time, management would like me to inform you that certain statements made during the conference call, which are not historical maybe deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although, New York Mortgage Trust believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from expectations are detailed in this morning’s press release and from time-to-time in the company’s filings with the SEC.

Now at this time, for opening remarks, I would like to introduce Steve Mumma, Chief Executive Officer and President. Steve, please go ahead.

Steven R. Mumma, President, CEO, Director & Head-Investor Relations

Thank you, operator, and good morning everyone and thank you for being on the call. Jim Fowler, our Chairman, and Fred Starker, our CFO, are also present and will be available for questions at the end of the call.

We distributed a press release this morning at 7:30 and I’d like to go through that today. I’ll start with our fourth quarter and full-year results. The company had full-year earnings of $4.8 million or $0.46 per common share for the quarter – for the year ended and the company had $1.9 million loss or $0.16 per share for the quarter ended December 31, 2011.

Excluding a one-time fee for the termination of the Harvest Capital management contract of $2.2 million and unrealized losses on our investment securities and related hedges of approximately $9.7 million, the company’s core earnings for the full year would have been $1.58 per share. The unrealized losses on the investment securities and related hedges were attributable to our Agency IO investments which are accounted for through the statement of operations and not through OCI on the balance sheet of the majority of our other portfolio investments.

Net income for the year was $19.4 million, up from $10.3 million the previous year, while net interest income for the three months ended December 31, 2011 was $5.4 million as compared to $2 million for the same period in the previous year. Company had a weighted average net portfolio interest margin of 620 basis points for the fourth quarter of 2011, an increase of 267 basis points from the fourth quarter of 2010. This net portfolio margin benefited by two factors: the addition of the interest only portfolio during the year of 2010 and the build out of our commercial portfolio.

The company ended the quarter with a book value of $6.2 per common share (sic) [$6.12 per common share] as compared to $7.27 per common share at December 31, 2010. Included in our press release was a detailed announcement of the book transition for the quarter ended and year ended December 31, which I will speak to later in this call.

The company declared a regular fourth quarter dividend of $0.25 per common share as well as $0.10 special dividend, both were paid on January 25 of this year.

Now, I’d like to go through some of the events that not only impacted our third quarter, but impact – continue to impact our results in the fourth quarter. After reaching historic lows in the third quarter, the 10-year Treasury continued to trade in a range around 2% during the fourth quarter. This continued low rate environment put pressure on our IO strategy as well as other RMBS products as fears of increased prepayment risks did not abate.

Our IO portfolio did experience an increase in speeds over the last four months going from the low to mid teens in the third quarter and then in September at approximately 19% CPR and averaging approximately 21% CPR during the fourth quarter of 2012 and continues to pay approximately 20% CPR through January and February of this month. Today, however, the market fears of runaway prepayment speeds has not yet materialized our portfolio.

In November, the U. S. government announced final details of the HARP II program. This program is designed to assist borrowers who are current with their mortgage payments, but aren’t able to refinance due to property market valuation. HARP II targets homeowners who do not participate in the original version of HARP and these mortgages were originated prior to March 31, 2009.

Included in our press release and will be available in our 10-K is a table describing our exposure by coupon and by asset class. It is our opinion that the overall exposure to our portfolio will not be significant. We do have however expect a fee increase in speeds over the coming three to four months as the HARP program does get fully implemented and those borrowers will take advantage of those transactions.

With the continued uncertainty in the global markets, especially in Europe, we saw pricing pressure continue in several of our asset classes in the fourth quarter especially in the CLOs and CMBS securities. This price decline was exasperated as we got to the end of the year as we saw prices drop in December for the CLOs and CMBS. As of February 29 mark-to-market prices that we have in place, we’re seeing a partial recovery in pricing in these asset classes, which would result in approximately a 33% increase in book value as compared to year-end. We continue to expect those prices to improve as the fundamentals of those asset classes are sound and will continue to deliver solid results for the company.

Included also in our press release is the portfolio allocation table. And as we look at that allocation table, we see that the first set of assets is our Agency ARMs. Agency ARMs continue to deliver mid-teens fully levered return as the prepayment fees in that portfolio have been fairly constant throughout the year of 2011 and continue to be so in 2012 at approximately 20% CPR. The average reset in those portfolios was approximately 14 months. This portfolio is hedged with small amount of interest rate swaps, but the majority of these loans will have a reset period of less than six months over the coming year of 2012.

The next asset class we have is our Agency IO portfolio, which performed well from a CPR experience rate and net margin contribution. However, over the last month that I spoke about in the third quarter and again today that’s taken significant unrealized pricing pressure in the asset class.

In addition, the increase in market volatility and overall low rate environment has increased the cost of hedging over the same period resulting in a negative impact to our earnings. The various government programs that world crisis has ploughed, we anticipate that these hedging costs will normalize and go back to longer-term trends resulting in benefits at the bottom line of the P&L.

We ended the year with an unrealized loss of approximately $8.5 million in the portfolio related to the IO program. We believe that these prices are over exaggerated because of the HARP II program and the fear of increased speeds across the market place. However, we think over time this portfolio will outperform expectation, we’ll start to realize some pricing recovering in those assets.

Our multi-family CMBS strategy which was implemented in the second quarter began to pick up speed in the third – in the fourth with over $36 million committed, $16 million of which was funded in the fourth quarter and the remaining $20 million was funded in January and February of 2012. These investments are comprised of first loss securities from the Freddie Mac Multifamily Securitized program or K series. These securitizations, typically $1 billion to $1.2 billion in size and backed by 10-year loans of multi-family properties are underwritten to Freddie Mac standards.

Our credit piece or investment represents approximately the bottom 7.5% of the transaction deal and is purchased at a discount to par. RiverBanc, our manager, conducted detailed review of each loan that’s in the securitization prior to the purchase of the security. We would look forward to – we look to the future of these assets in gathering significant size and as we accumulate size, we will look to put in place permanent financing that will take our unlevered 13% to 15% returns into the high teens or low 20s. We will continue to invest in this asset class throughout 2012, as we think the opportunities are excellent.

We own approximately $207 million in loans held in securitization trusts. These loans had an average coupon of 2.71% and average yield of 2.66% for the fourth quarter. These loans are permanently financed with approximately $200 million of collateralized debt, with a cost of debt of 67 basis points, with a net margin of 199 basis points. The company’s net investment on the on balance sheet securitization is approximately $7 million. The actual cash return of this investment is well over 20%.

As part of this securitization, the company has added approximately $200,000 during the fourth quarter to its loan loss reserve bringing our total reserves of $3.3 million or 159 basis points of the outstanding loans. The majority of the increase in our reserve is related to continued deterioration of housing values as our starting point for reserve analysis begins with a broker price opinions or BPOs of the property.

Included in the other category is $8.7 million remaining in our distressed residential loan portfolio, approximately 25% of that portfolio has been sold this year with the remaining anticipated to be sold in the coming months. The likes of any return on this portfolio is expected to be in the high-teens and the company will reinvest these proceeds into other residential commercial credit opportunities.

Also included in the other category is our CLO securities which we continue on approximately $35.5 million in one securitization. These securities as I mentioned previously came under pricing pressure in the second half of the year and continued to go down in the fourth quarter, even though both securities that we own were operated by Moody’s and S&P during the year. As I said earlier, we’ve seen a pricing recovery in 2012 in the asset class and we expect to see further price improvement as the securities collateral is well diversified, performing well and will continue to deliver strong results to the company.

I would like to now talk about the book value. As you can see in the press release, we did a detailed – we listed a detailed chart that took the book value from the beginning of the year, the beginning of quarter through the end of the year. Several components that impacted the book value we believe were temporary, including mark-to-market on our CLO and CMBS which I have mentioned before has covered nicely as of February 29 adding approximately $0.33 per book value per share.

In addition, I have mentioned before IO strategy includes $8.5 million in unrealized losses related to the securities themselves. We believe that these securities will outperform the market over time and will continue to deliver back strength in the market not only through earnings, but also through the book value appreciation and price recovery.

One of the contributions for the decrease in book value was the $8.5 million in unrealized loss went through our earning statement and – which resulted in reduced GAAP financials, however the REIT distributable earnings was high which was approximately $1.05 per share in earnings for the shareholders. So we believe that this portfolio and our overall portfolio will continue to deliver strong cash REIT distributable earnings while we deal with the various market volatility and the mark-to-market aspect.

Finally, we announced the termination of the Harvest Capital Management agreement. Harvest which is wholly owned by JMP Securities was instrumental in recapitalizing the company in 2008 and in assisting in certain assets that have contributed largely to the company’s recovery and success that we’ve experienced to date.

Going forward, as we focus on residential and commercial assets, and less on alternative assets, we thought it was time to part ways with this contract. However, we will continue to maintain a working relationship with JMP and we look forward to co-investing in opportunities that’s safe for us as they bring them to us in the future.

The company currently has a pipeline of commercial assets as well as residential opportunities that we believe will continue to build out a portfolio that would deliver stable dividend returns over time. Our 10-K will be filed on or about March 12 with the SEC and will be available on our website thereafter.

Jim, Fred and I will now like to take any questions you may have. Operator, if you can please take the first question.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question comes from Boris Pialloux of National Securities. Please go ahead.

<Q – Boris Pialloux – National Securities Corp.>: Hi. Thanks for taking my question. Actually, it’s more regarding your K series. I see the yield is around 11% and I was trying to figure out if it would be the run rate for 2012? And second is regarding also the K series, what do you – could you give just kind of a brief outlook of what’s going on in this – with this series because they were created, what, in 2009 and trying to figure out its rising market and what – how do you – what type of outlook do you have for it?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Sure. The 11% yield, first of all let me address your first question, the 11% yield. The 11% yield, keep in mind the majority of these assets are funded towards the latter part of the fourth quarter and the 11% yield was because there were some minor adjustments to one of the amortizations of one of the series as it came out of the part – the first security that we purchased, the K-13, was done in a partnership, we took it out of the partnership and delivered in the securities form to allow us an ability to ultimately fund it long-term. When we took it out of the partnership, it resulted in a couple of adjustments. But the long-term yield on that portfolio, in those securities that we invest in is between 13% and 15%.

The K series, as you mentioned, was developed and started in 2009. RiverBanc management was part of the operator that helped Freddie Mac put those program in place. We participated in now three deals and we have a fourth deal coming on line. We think that the opportunities in the multifamily sector is probably the best performing residential sector in the marketplace today. We continue to see that. We feel that will continue to be strong as the demographic of the population where you’ll see baby boomers selling their primary residence and moving into multifamily residence as a part of their solution for financial security. We think that’s going to play important to that investment class.

One of the reasons why we got involved with this investment class was because of RiverBanc’s ground floor experience as well as their experience over time with the multifamily class. So when we take, we are taking the first loss piece in these secularizations which are approximately $1.2 million in size, 90 to 100 loans. RiverBanc will spend up to three to four weeks due diligence in each one of these loans visiting approximately 50% of the properties and all the larger properties are getting a full evaluation as if they were making a one-on-one loan. These loans are also, all going through the Freddie Mac underwriting program and as we are the first loss provider, we do control the work out of those securities that gives us some flexibility in dealing with distressed properties.

So when we book these investments, they’re actually purchased at a higher yield. But we booked these investments net of our credit reserve and over time we will look at that reserve versus our amortization and make adjustments. These are all 10-year loans. So these loans, the nice things about this investment is there is not prepayment risk on these loans. They have risk – they have interest defeasance yield maintenance. So these are 10-year loans and they will remain outstanding. So over time we purchase these at a deep discount on day one and over time they will increase in value through accretion of the discount. So it gives us some stability in the yield return as part of our portfolio from a credit standpoint, which helps offset some of the volatility in our idle portfolio which is cash heavy with the PO or the credit risk portfolio is less cash driven. It’s more return driven.

<Q – Boris Pialloux – National Securities Corp.>: Okay. Thank you.

Operator:  Our next question comes from the line of Matthew Howlett of Macquarie. Please go ahead.

<Q – Matt Howlett – Macquarie Capital (USA), Inc.>: Hi Steve, thanks for taking my question. Just to drill down on the effective – the yield on the Agency IO, that’s, you guys – the accrual you left an effective yield. So I mean, you’re effectively using a life time prepayment assumption, so you sort of tip that out from the quarter and you’re assuming they are going to stay at sort of – is it sort of 20% rate or what can you tell us about that?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Yeah, the IO yield, so when you look at the IO yield, it’s going to reflect not only the current market environment, but the anticipated future yield. The speeds did increase in the fourth quarter. We do think that those speeds – we do think those speeds, through January and February this year, the speeds have remained fairly constant around 20%. We would anticipate them going up slightly.

What we don’t – what you do see – what you don’t see in this net margin of 18% is the hedging cost because the majority of the hedging are done in futures and they’re below the net margin line. So what we do anticipate is the yield coming down slightly, but we think over time we’re going to recapture more of the hedging cost that will ultimately drive the bottom line earnings. And we’d like to see a reduction in the mark-to-market exposure. We’ve seen some stabilization IO pricing and I think that will perform better as we start to get more in hand in HARP-type CPR trends over the next three to four months.

<Q – Matt Howlett – Macquarie Capital (USA), Inc.>: Got you, great. I mean, it’s still a terrific yield for you guys and given the swings in pricing I mean – could it be – in terms of capital allocation, I know you are working on CMBS and you do still have the IO trade as well, I mean, could that component, I mean, could you dedicate more capital to it or do you think you just want to dedicate more in the CMBS at this point?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: No, I think at this point, look, when we entered the trade, we anticipated speeds increasing. We anticipated speeds to go into the mid to low 20s, that’s exactly what they’ve done. What we didn’t anticipate is these additional programs in overall rate environment putting this price pressure on the securities. I think given the volatility in earnings, as we go forward, we’ll probably allocate more capital to the commercial strategy and as well as other residential strategy, we won’t allocate capital for the IO strategy, but we got to get – we have to get more comfortable with the IO, the volatility of the earnings and where we think these programs are going to fall out or any future programs.

<Q – Matt Howlett – Macquarie Capital (USA), Inc.>: Got you, great. And then just, Steve, when I look at, there is awful lot of noise in the quarter and you guys did a good job explaining that, but you’re still kind of in the high-20s sort of on a core adjusted basis, you weren’t fully deployed in the fourth quarter, you haven’t put the financing on the CMBS that you can use you mentioned, I mean, how do we then with the core earnings power, it sounds like it’s still absent the noise still really strong and looks like it has a lot of room to really move up when you guys get things in place this year, I mean, am I thinking about it the right way, I mean, in terms of the core earnings power?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Yes, I mean, look we think that the multifamily product we’re going to be able to get some permanent financial in place over the long-term financing that’s going to add 200 to 300 basis points to the net invested assets at least. We think that there is some opportunities out there that will continue to contribute in the high teens recurrent on a risk adjusted basis and if we get the Agency IO portfolio to come back to a long-term run rate which if you remember in the second quarter we had a tremendous return of about 28%, the overall return for the year was approximately 12% on invested capital, including the unrealized loss hits that we took. If you look at the cash return, that portfolio was outstanding, and we think that will continue to contribute.

<Q – Matt Howlett – Macquarie Capital (USA), Inc.>: Great.

<A – Steven Mumma – New York Mortgage Trust, Inc.>: But I think the right way to look at that run rate is, the Agency portfolio like everybody else has out there is mid teens return, the Agency IO portfolio while it’s going to be volatile should outperform that portfolio, the Agency portfolio; the CMBS return is 13% to 15% on an unlevered basis and on a levered basis it’s going to go up at 17% and 19%. The securitized portfolio, even though it’s a small invested amount of capital of 7%, still it’s generating in excess of 20% returns even after taking reserve adjustments against it. The CLOs that we have $35 million on has some significant price recovery. We did sell $10 million of the CLO investment in 2010 at dollar prices were around $80. If we get price recoveries back into the 80s, I think we will look to sell or at least consider selling some additional CLO securities. Other than that, we like what we see in front of us and we have a nice ramp of deployment shoot up for the first four to five months of the year.

<Q – Matt Howlett – Macquarie Capital (USA), Inc.>: Yeah, I just think that the diversification is really interesting in the model that you’ve established. I don’t think – it’s just something that I think you guys have done a good job with and certainly highlighted, so thanks for answering the questions, Steve.

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Thank you, Matt.

<A>: Steve, can you hear me?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Yes.

<A – James Fowler – New York Mortgage Trust, Inc.>: Hi, Matt. I just wanted to add, I just wanted to add one thing. At the end of the fourth quarter, when we talked with the external manager of the IO portfolio, I mean, I think what’s important to note is in the mark-to-market in speaking with them who, they have a decade of managing a portfolio, bios, their view was that what was being discounted in the marketplace in terms of forward prepayments was near 40% CPR. And as Steve said, while we think they may go up a bit, they’re going up a bit from 20%.

So we – their expectation is that even if they go up some, the initial reaction to market prices from HAMP and also the significant rally that we saw in rates was significantly overestimating forward prepayments relative to what we’re now experiencing. So their view is that we should see good price performance and price recovery as we go through and see the actual numbers come through, through the HAMP process.

Then I think the second comment I wanted to make relative to your question was and I think Steve would concur with this is through January and February and March obviously, we don’t know yet, but through January and February, there’s nothing that we’re seeing today that would lead us to conclude that the run rate for the first quarter is significantly different or even modestly different than what our – on a cash earnings basis, core earnings basis to what our stated dividend is. So that’s – we did get a little bit of an impact on the fourth quarter mark-to-market reaction, but the core earnings of the company looks to be very much in line with what our expectations were in establishing our core dividend rate.

<Q – Matt Howlett – Macquarie Capital (USA), Inc.>: Great. Thanks a lot. I really appreciate it.

Operator:  Our next question comes from Chris York of ROTH Capital. Please go ahead.

<Q – Christopher York – ROTH Capital Partners LLC>: Good morning, guys.

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Good morning, Chris.

<Q – Christopher York – ROTH Capital Partners LLC>: So most my questions have been answered, but wanted to expand on a previous question, what type of securities are you looking to deploy principle and prepayments going forward?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: I’m sorry, Chris, what kind of investments we’re looking at, is your question?

<Q – Christopher York – ROTH Capital Partners LLC>: Yeah, so – I mean I know you’re going to go with CMBS, are you looking still K series?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Yeah, we would continue to look at the K series. We have – we’re, currently there is one under review right now that we are looking to close some time in the second quarter. It takes about six weeks to do the underwriting of the loans and we’re in that process today. We would continue look at other commercial assets, we may look to lend direct on a mezzanine basis. Those loans would be smaller in size, $2 million to $5 million, and those loans will typically return 15% to 18% given that loan size.

We also are looking at other residential opportunities, we like the residential credit trade; we just can’t get comfortable with the return to date. We continue to look at possible structured transactions that they give us the yield that we would like in buying distressed loans; we’re working to possibly getting that in place and we would continue to look at doing some Agency ARM or Agency security levered trades also.

<Q – Christopher York – ROTH Capital Partners LLC>: Interesting. It’s helpful. Thanks. And then looks like you had a provision here of $234,000, so what needs to happen or what do you need to see to release a little bit of your reserve at 2012 or 2013?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Yeah, what needs to happen, our borrowers need to start paying us. But of the 46 borrowers we are in some form of delinquency, the majority of which we have in short-term modification plan. Really, when we put these reserves in place, one of the things we do as part of the reserve process is do broker price opinions or BPOs, which is really just an assessment of the overall real estate market in the area.

So a lot of that drift in our reserves over – especially over 2011, which really lawfully related to real estate values in general and not specific borrower experience. I mean, there was occasion when we have specific borrower experience, many of our loans were in judicial states, which means the time horizon from the beginning of foreclosure to the end of foreclosure is two to three years, that adds the cost of getting the borrower out of the house, but we would anticipate – look, our borrower in that secularizations mortgage rate is less than 3%. These borrowers that come under distress, many of which are job related, we try to work with them to get them through those jobs, till they get back to full employment and get them back in paying full of the mortgage rate, because the mortgage payments are so low today with the rates; it’s really getting to those economic crisis and as the economy improves, that’s where we think you’re going to start to see some recapture of the reserves because I think you will get a stabilization of the real estate market and you’ll get our borrowers back to work.

And if you think the majority of the borrowers in that secularization over 2005, they were all 2005 originations, mostly prime borrowers, 740 FICOS, 68 LTV properties, so generally that borrower was in good shape in 2005 and in many cases they’ve done things away from our house that has impacted their economics that has put pressure on their cash flows and it’s just working through those pressures to get back to current in our house exposure that will help us relieve the reserve back to earnings. On a cash flow basis, that net equity investment that we own, a cash flow basis though that net equity is generating between $200,000 and $300,000 of cash a month on a couple million dollar investment, so it’s a nice return.

<Q – Christopher York – ROTH Capital Partners LLC>: Sure. And then lastly here is, it looks like Jim will stay on board or you had previously announced he’ll stay on board until maybe May or June, any developments there?

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Yeah, we’re in a process of interviewing candidates to replace Jim in the board; Jim has – will be remaining Chairman unless he is removed before the board meeting or the day before the board meeting he would step down as Chair, but we anticipate having somebody in place prior to that.

<Q – Christopher York – ROTH Capital Partners LLC>: Perfect. That’s it from me, thanks guys.

<A – Steven Mumma – New York Mortgage Trust, Inc.>: Thanks, Chris.

Operator:  [Operator Instructions] I’m showing no further questions at this time. And I’d like to turn the conference back over to Mr. Steve Mumma for any closing remarks.

Steven R. Mumma, President, CEO, Director & Head-Investor Relations

Thank you, operator. Thank you everyone for being on this call. We look forward to speaking to you in the future. We think we have great opportunities in front of the company; we anticipate recoveries in prices and some pressure on the company’s balance sheet and book value through the end of the quarter. We are very positive going into this quarter and thank you for your – thank you for following the company.

Operator:  Ladies and gentlemen, this does conclude today’s conference. You may all disconnect and have a wonderful day.